Exhibit 10.7
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is between Tyler Technologies, Inc., a Delaware corporation (the “Company”), and Brian K. Miller (“Executive”). This Agreement shall become effective as of February 26, 2008 (the “Effective Date”).
     WHEREAS, the Company desires to employ Executive, and Executive desires employment as an employee of the Company, under the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, the non-competition and confidentiality obligations of Executive as set forth in this Agreement are a material inducement for the Company to enter into this Agreement, and the Company would not enter into this Agreement absent such covenants by Executive.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, Executive and the Company agree as follows:
     1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement.
     2. Duties of Executive.
     (a) Executive shall serve in the capacity of Senior Vice President and Chief Financial Officer of the Company or such other capacity as may be assigned to Executive by the Company’s Chief Executive Officer, which capacity shall be commensurate with the education, experience, and skills of Executive. In all such capacities, Executive shall have all necessary power and authority to discharge his responsibilities. Executive shall report to the Company’s Chief Executive Officer.
     (b) Executive shall devote his full business time and effort to the performance of his duties and responsibilities as an executive of the Company, excluding vacation and reasonable absence due to illness.
     (c) Executive shall perform his duties in a professional manner and shall use his best efforts, skills, and abilities to promote, enhance, and preserve the business of the Company and its affiliates and the goodwill and relationships they have with their employees, agents, representatives, customers, suppliers, and other persons having business relations with any of them.
     (d) Executive shall observe and comply with the written rules and regulations of the Company with respect to its business and shall carry out and perform the directives and policies of the Company as the Company’s Chief Executive Officer may from time to time state them to Executive in writing.
     3. Employment Term. This Agreement shall commence as of the Effective Date and continue for a period of five (5) years; provided, however, that at the end of such initial term the term shall automatically extend for an additional year unless the Company provides, at least three (3) months prior to the end of such initial term or subsequent anniversary of the end of such initial term, written notice that it does not wish to extend the term. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with Section 7 of this Agreement.
     4. Compensation.
     (a) Base Salary. For services performed by Executive pursuant to this Agreement, the Company shall pay Executive a minimum base salary at the rate of $250,000 per year (the “Base Salary”), which shall be payable in accordance with the Company’s standard payroll practices but not less than monthly. The Base Salary shall not be subject to reduction, but may be increased at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) or the Board of Directors as a whole. Any compensation that may be paid to Executive under any additional compensation or incentive plan or which may be otherwise authorized from time to time by the Board of Directors shall be in addition to the Base Salary to which Executive is entitled under this Agreement.
     (b) Annual Bonus. For each calendar year during the term of this Agreement, Executive shall be eligible to receive an annual performance bonus (the “Bonus”). Executive’s Bonus shall be targeted each year at 75% of Executive’s Base Salary (the “Target Bonus”) and shall be based upon the achievement of pre-identified financial performance goals of the Company. Executive’s Bonus for calendar year 2008 shall be established and paid in accordance with the incentive compensation plan set forth as Exhibit A. During the term of this Agreement, the Compensation Committee shall establish the performance objectives serving the basis of Executive’s Bonus on an annual basis, which shall be attached to this Agreement as the then current Exhibit A and shall replace the prior year’s incentive compensation plan.
     (c) Contingent Stock Option Grant. In consideration of the mutual promises contained herein, the Company shall grant Executive options to purchase 150,000 shares (the “Option Grant”) of Company common stock. The Option Grant shall be subject to the Company’s stockholders approving an amendment to increase the number of shares available for grant under the Company’s Restated Stock Option Plan (the “Option Plan”) and shall be effective as of the date that the Option Plan is so amended. The options shall vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of grant and shall be subject to the terms and conditions of the Option Plan and the Company’s standard Option Agreement (the “Option Agreement”). The Option Grant shall be issued at an exercise price equal to the closing market price of the Company’s common stock as reported by the New York Stock Exchange as of the effective date of grant.
     5. Executive Benefits. During the term of this Agreement, the Company shall provide Executive with all benefits made available from time to time by the Company to its senior executives and to its employees generally as set forth in the Company’s employee handbook, including, without limitation, participation in medical and dental benefit plans and programs, disability and death insurance, 401-K plans, paid vacation, and other fringe benefits.
     6. Reimbursement of Expenses. The Company shall reimburse Executive for all expenses actually and reasonably incurred by Executive in the business interests of the Company. Such reimbursement shall be made to Executive upon appropriate documentation of such expenditures in accordance with the Company’s written policies.

     7. Early Termination. It is the desire and expectation of each party that the employer-employee relationship shall continue for the full term as set forth in Section 3 of this Agreement; however, either party may terminate this Agreement prior to the expiration of the term as provided in this Section 7.
     (a) Resignation by Executive. Executive may voluntarily resign upon thirty (30) days written notice to the Company. In such event, the Company shall pay Executive the Accrued Compensation (as defined herein).
     (b) Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder for Good Reason (as defined below). In such event, the Company shall pay Executive the Severance Benefit, the Non-Compete Payment, and the Medical Benefits.
     (c) Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment hereunder without Cause (as defined below) by providing Executive with written notice of its intent to terminate. In such event, the Company shall pay Executive the Severance Payment, the Non-Compete Payment, and the Medical Benefits.
     (d) Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment hereunder for Cause. In such event, the Company shall pay Executive the Accrued Compensation.
     (e) Termination Due to Disability. The Company may terminate this Agreement and Executive’s employment hereunder due to Executive’s Disability (as defined below). In such event, the Company shall pay Executive the Accrued Compensation.
     (f) Death of Executive. This Agreement and Executive’s employment hereunder shall automatically terminate upon the death of Executive. In such event, the Company shall pay Executive’s estate, executor, or other legal representative, as the case may be, the Accrued Compensation.
     (g) Termination upon a Change in Control. Executive may terminate this Agreement and his employment hereunder upon the occurrence of a Change in Control (as defined below) by providing the Company with written notice within ten (10) business days of the Change in Control. In such event, the Company shall pay Executive the Severance Payment, the Non-Compete Payment, and the Medical Benefits.
     (h) Treatment of Stock Options and Other Equity Awards. In the event of any termination under this Section 7, all vested stock options or other equity awards shall be exercisable in accordance with the terms of the Option Plan, the applicable Option Agreements, or other applicable governing documents. In the event of a termination under Section 7(a) through (f), any unvested stock options or other equity awards shall terminate as of the date of such resignation, termination, or death, as applicable. In the event of a termination under Section 7(g), any unvested stock options or other equity awards that are outstanding as of the date of such termination shall become fully vested and exercisable in accordance with the terms of the Option Plan, the applicable Option Agreements, or other applicable governing documents.

     (h) Certain Definitions.
     (i) “Accrued Compensation” shall mean any accrued and unpaid Base Salary and Bonus through the date of termination, which shall be paid in a lump sum payment and in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.
     (ii) “Cause” shall mean a determination by the Company’s Chief Executive Officer that Executive has: (i) failed or been unable for any reason to devote substantially all of his time during normal business hours to the business of the Company and its affiliates (except for vacations and absence due to illness); (ii) been convicted of any felony; (iii) willfully committed any act or engaged in any conduct that is fraudulent or constitutes malfeasance or a breach of fiduciary duties of Executive; (iv) willfully committed any act of misconduct that is severely detrimental to the Company, its employees, or its business interests; (v) failed to abide by the corporate policies and procedures as set forth in the Company’s employee handbook; (vi) failed to execute the reasonable and lawful instructions of the Company’s Board of Directors relating to the operation of the Company’s business; or (vii) committed any material or continuing breach of any of the terms of, or has materially or continually failed to perform any covenant contained in, this Agreement to be performed by Executive. With respect to (i), (v), (vi), and (vii) above, Executive may not be terminated for Cause unless Executive fails to cure such breach or failure of performance within thirty (30) days after written notice of such breach or failure.
     (iii) “Change of Control” shall mean the first to occur of any of the following dates: (i) the date a Corporate Event (as defined below) is consummated; (ii) the date any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner of 30% or more of the Company’s voting stock; or (iii) the date, during any consecutive twelve (12) month period, on which individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new director comprising the majority was approved by a majority vote of either: (A) the directors in office at the beginning of such twelve (12) month period; or (B) any successor director during such period that was elected or nominated by the then current board of directors.
     (iv) “Corporate Event” shall mean any one of the following: (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than any consolidation or merger of the Company in which the holders of the Company’s common stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger; (B) any sale, lease, or other transfer of all, or substantially all, of the assets of the Company; or (C) the Company or its stockholders adopts any plan for the dissolution or liquidation of the Company.

     (v) “Disability” means if Executive is unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period.
     (vi) “Good Reason” means any of the following: (A) a substantial diminution of Executive’s duties and responsibilities; (B) the elimination of Executive’s job other than by reason of promotion or termination for Cause; or (C) the failure by the Company to make any payment to Executive required to be made under the terms of this Agreement. Executive may not terminate this Agreement for Good Reason unless the Company fails to cure the cause of the Good Reason within thirty (30) days after Executive provides the Company with written notice of such cause.
     (vii) “Medical Benefits” means that the Company shall pay the cost to Executive, as such costs become due, for continuing medical and dental coverage under COBRA or other applicable statutes from the date of termination through the earlier of: (A) Executive becomes employed by another employer; or (B) twelve (12) months after the date of such termination.
     (viii) “Non-Compete Payment” means an amount equal to Executive’s then current annual Base Salary + Target Bonus, which shall be paid by the Company in a lump sum payment and in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.
     (ix) “Severance Payment” means an amount equal to Executive’s then current annual Base Salary + Target Bonus, which shall be paid by the Company in a lump sum payment and in accordance with applicable law, but in any event within thirty (30) days of the event triggering such payment.
     8. Non-Compete; Non-Solicitation.
     (a) Executive understands that, during the course of his employment by the Company, Executive shall have access to and receive the benefit of Confidential Information (as defined in Section 9) and special training, as well as come into contact with customers and potential customers of the Company and its affiliates, which Confidential Information, training, knowledge, and contacts would provide invaluable benefits to competitors and potential competitors of the Company and its affiliates. To protect such entities’ interest in this information and in these contacts and relationships, and in consideration for the Company entering into this Agreement, Executive agrees and covenants that for a period beginning on the Effective Date of this Agreement and continuing until one year after the expiration or other termination of this Agreement, Executive shall not (without the prior written consent of the Company), directly or indirectly: (A) engage in any business, in a capacity similar to that which Executive provided for the Company as set forth in paragraph 2(a) herein, that provides the same or competitive products or services as those provided by the Company and its affiliates in the State of Texas (except that Executive may beneficially own less than 3% of the common equity of any publicly traded entity); or (B) solicit or encourage or assist other persons or entities to solicit or encourage any Covered Customers (as defined below) to terminate or materially alter their relationship with the Company or its affiliates or to become a customer of any other person or entity competing with the Company or its affiliates; or (C) recruit, solicit or hire, or encourage or assist other persons or entities to recruit, solicit or hire, any employees of the Company or its affiliates. For purposes of this Section 8(a), the term “Covered Customers” shall mean any customers of the Company or its affiliates with whom Executive has had business dealings with on behalf of the Company or about which Executive has received knowledge or information in the course of his employment by the Company.
     (b) Executive understands and agrees that the foregoing covenant is reasonable as to time, area, and scope and is necessary to protect the legitimate business interests of the Company and its affiliates. It is further agreed that such covenant shall be regarded as divisible and shall be operative as to time, area, and scope to the extent it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area, or scope, the validity and enforceability of the remainder shall not be affected. Similarly, if any provision of the foregoing covenant is found to be overly broad with respect to time, area, or scope, the parties authorize the appropriate tribunal to reform such provision, in accordance with the laws of such tribunal, to render the applicable provision reasonable and enforceable.
     (c) Executive understands and acknowledges that the determination of damages in the event of a breach of any provision of this Section 8 would be difficult. Executive agrees that the Company or its affiliates, in addition to all other remedies it or any of them may have at law or in equity (and notwithstanding Section 19), shall have the right to injunctive relief if there is a breach without the necessity of proving the inadequacy or unavailability of damages as an effective remedy.
     9. Confidential Information.
     (a) Executive acknowledges that the Company and its affiliates are continuously developing or receiving Confidential Information (as defined below), and that during Executive’s employment, Executive shall receive Confidential Information from the Company and its affiliates and shall receive special training relating to the Company’s and its affiliates’ business methodologies. Executive further acknowledges and agrees that Executive’s employment by the Company creates a relationship of confidence and trust between Executive, the Company and its affiliates that extends to all Confidential Information that becomes known to Executive. Accordingly, Executive shall not disclose or use any Confidential Information, except in connection with the good faith performance of his duties as an officer and employee, and shall take reasonable precautions against the unauthorized disclosure or use of Confidential Information. Upon the Company’s request, Executive shall execute and comply with a third party’s agreement to protect its confidential and proprietary information. In addition, Executive shall not solicit or induce the unauthorized disclosure or use of a third party’s confidential or proprietary information for the benefit of the Company or its affiliates.
     (b) For purposes of this Agreement, “Confidential Information” means all written, machine-reproducible, oral and visual data, information, and material, including, without limitation, business, financial, and technical information, computer programs, documents, and records (including those that Executive develops in the scope of his employment) that either: (i) the Company and its affiliates, or any of their respective customers or suppliers, treats as confidential or proprietary through markings or otherwise; (ii) relates to the Company and its affiliates, or any of their respective customers or suppliers, or any of their respective business activities, products, or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry; or (iii) derives independent economic value from not being known to, and is not generally ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information shall not include information or material that: (A) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Executive; (B) was lawfully received by Executive from a third party free of any obligation of confidentiality; (C) is approved by the Company for unrestricted public disclosure; or (D) is required to be disclosed in a judicial or administrative proceeding or by a governmental or regulatory authority, domestic or foreign.
     10. Proprietary Rights.
     (a) Executive shall disclose to the Company all works of authorship and inventions that Executive produces while employed by the Company, working alone or jointly with others, including all computer programs, documents, and records, together with all related ideas, know-how, and techniques. These disclosures shall be considered Confidential Information. All copyrights, patent rights, and other intellectual property rights in and to works of authorship and inventions that Executive produces while employed by the Company, working alone or jointly with others, are intended to be and shall be owned exclusively by the Company, except for such rights, interests, and works that are not assigned to the Company pursuant to Section 10(b).
     (b) Executive assigns to the Company all of his rights in and to all works of authorship and inventions that Executive produces while employed by the Company, working alone or jointly with others, and waives all rights therein. Executive agrees to sign, without additional compensation, all necessary documents and otherwise assist the Company, at its expense, to register and enforce all copyrights, patents, and other intellectual property rights. Executive appoints the Company as his attorney-in-fact for the sole purpose of executing all necessary documents relating to the registration or enforcement of any copyrights, patents, and other intellectual property rights produced while employed by the Company and assigned to the Company in accordance with, and subject to the restrictions contained in, this Section 10. Notwithstanding the foregoing, Executive does not assign works of authorship or inventions which: (i) Executive developed on his own time without using the Company’s equipment, facilities, supplies, or Confidential Information; or (ii) do not relate to either: (A) the Company’s or its affiliates’ business; (B) the Company’s or its affiliates’ actual or demonstrably anticipated research or development; or (C) work done by Executive for the Company.
     (c) The Company can waive the rights in any work of authorship or invention only through a written instrument signed by either the Company’s Chief Executive Officer or General Counsel after Executive has fully and completely disclosed in writing the existence and nature of that work or authorship or invention.
     11. End of Employment
     (a) Executive agrees that all documents of any nature pertaining to the activities of the Company or its affiliates, or that include Confidential Information, in his possession now or at any time during the term of his employment, including, without limitation, memoranda, notebooks, notes, data sheets, records, and computer programs, are and shall be the property of the Company and that all copies thereof shall be surrendered to the appropriate entity upon termination of employment.
     (b) To the maximum extent permitted by law, Executive authorizes the Company to offset any liquidated amounts payable or reimbursable to the Company by Executive against, and to withhold such amounts from, any amounts payable or reimbursable to Executive by the Company under this Agreement or otherwise.
     12. Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform the agreements and covenants set forth in Section 8, Section 9, Section 10, and Section 11 of this Agreement shall cause irreparable injury to the other party for which damages, even if available, may not be an adequate remedy. Accordingly, each party hereby consents, notwithstanding Section 19, to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such obligations.
     13. Continuing Obligations. Executive acknowledges and agrees that the provisions of Section 8 through Section 20 shall survive the termination or expiration of this Agreement.
     14. Notices. Any notice, consent, demand, or request, or other communication to be given under this Agreement must be in writing and shall be deemed given or made when delivered in person or within three (3) days upon being sent certified mail, postage prepaid with return receipt requested, to the following addresses:

If to the Company:	Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225

If to Executive:	Home address of Executive,
as shown on current records of the Company
     15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties with respect to the terms and conditions of employment of Executive by the Company.
     16. Modification. Any change or modification of this Agreement shall not be valid or binding upon the parties, nor shall any waiver of any term or condition in the future be binding, unless the change or modification or waiver is in writing and signed by all parties hereto.
     17. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.
     18. Governing Law. This Agreement is governed by, and shall be construed in accordance with, the substantive laws of the State of Delaware, without giving effect to any conflicts-of-law, rule, or principle that might require the application of the laws of another jurisdiction.

     19. Arbitration. Any controversy, dispute, or claim arising under this Agreement shall be finally settled by arbitration conducted in accordance with the American Arbitration Association Rules then in effect; provided, however, that the parties shall be obligated to negotiate in good faith for a period of thirty (30) days to resolve such controversy, dispute, or claim prior to submitting the same to arbitration. Any such arbitration proceeding shall take place in the City of Dallas, Texas, and the arbitrator shall apply the laws of the State of Delaware. Any decision rendered by the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction or application thereon may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable. If arbitration is invoked in accordance with the provisions of this Agreement, the prevailing party shall be entitled to receive from the other all costs, fees, and expenses pertaining to or attributable to such arbitration, including reasonable attorneys’ fees.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one document.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the date set forth above.

TYLER TECHNOLOGIES, INC., a Delaware corporation		EXECUTIVE

By:	/s/ John M. Yeaman	By:	/s/ Brian K. Miller

Name:	John M. Yeaman	Name:	Brian K. Miller
Title:	Chairman of the Board